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                                                                    EXHIBIT 10.4

                                   DAVID KAYE
                              16861 OAK VIEW DRIVE
                                ENCINO, CA 91436


                                                                    June 6, 2000


Larry Cohen
Chairman of the Board
Bristol Retail Solutions, Inc.
Lighthouse Point, FLA

VIA FAX

Dear Larry,

Please review this letter and if I have correctly stated our verbal agreement, please execute a copy and fax it back to my home fax at: 818-784-4706. If I have misstated anything, please call me immediately so that we can clear up any misunderstanding and I can then resign from Kann Capital early this week and begin working out of Bristol's offices.

Our agreement is as follows:

1.       Position: President and CEO of Bristol Retail Solutions, Inc.

2.       Term: One year beginning June 6, 2000.

3. Renewal: Automatically each year for four additional one year terms unless cancelled by either party in writing, 60 days prior to each anniversary date.

4.       Duties: Commensurate with executive's title and position.

5. Termination by Bristol: Possible for any reason; provided the balance of that year's contract is paid in full at termination plus the pro-rata portion of any incentive compensation for that year.

6. Termination by Kaye: Possible for any reason. Compensation due only up to the termination date.

7. Compensation: Base annual salary $180,000, to be paid monthly as Bristol pays it ordinary payroll.

8. Incentive Compensation: 4% of Bristol's consolidated net income before: income taxes; extraordinary items of income or expense and amortization of goodwill created through acquisitions. Payable each calendar quarter based upon the amounts as reported on Bristol's S.E.C. form 10Q as filed for that quarter and finally based upon Bristol's S.E.C. form 10K as filed at year end.


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9.       Stock Options: 300,000 shares of Bristol qualified common stock options vested immediately at an exercise price equal to the lowest market price as quoted on the OTC Bulletin Board for Bristol common stock anytime during the month of January, 2000.

10. Expenses: Ordinary and necessary business expenses including a $0.32 mileage allowance for miles driven to Bristol's current corporate office in Newport Beach.

If you agree, please sign a copy of this letter and fax it back to me at my home fax number. At some later date, if the Board requires, we can execute a more formal employment agreement that will contain these same substantive points.

I look forward to continuing to work closely with you.

                                                       Sincerely,


                                                       /s/ DAVID KAYE
                                                       ----------------------
                                                       David Kaye

Agreed and Accepted:


/s/ LARRY COHEN
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Larry Cohen, Chairman of the Board, Bristol Retail Solutions, Inc.         Date




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